Exhibit 99.1

For Release: Friday, Feb. 1, 2013, 10 a.m. EST

GM's U.S. Sales Increase 16 Percent in January

DETROIT - General Motors Co. (NYSE: GM) announced today that it sold 194,699 vehicles in the United States in January, up 16 percent compared with a year ago. Retail sales were up 24 percent. Fleet sales were down 2 percent.

“The year is off to a very good start for General Motors,” said Kurt McNeil, vice president of U.S. sales operations. “There's a sense of optimism among our dealers that only comes when you pair a growing economy with great new products. We started to see the benefits in 2012 with vehicles like the Chevrolet Sonic, Cadillac ATS and Buick Verano. Now in 2013, we're entering the sweet spot of our product plan in a growing economy.”

Over the course of 2013, Chevrolet will launch the all-new Impala, SS, Silverado and Corvette, as well as the Cruze diesel and Spark EV. Buick is launching the Encore small crossover, followed by redesigns of the Regal and LaCrosse. GMC will launch an all-new Sierra. Cadillac will launch an all-new CTS.

January Highlights

•	Total Cadillac sales were up 47 percent, the brand had its highest January retail sales in 23 years and the ATS was named 2013 North American Car of the Year.

•	Year-over-year sales were up 32 percent at Buick, 23 percent at GMC and 11 percent at Chevrolet.

•	Car sales were up 12 percent compared with a year ago. Truck sales were up 13 percent and crossover sales were up 27 percent.

•	Sales of GM's full-size pickups were up 32 percent to 50,230 units and inventories are in-line with the company's sales and production plans for 2013.

•	Buick's best-selling vehicles in January were the redesigned Enclave crossover, up 57 percent, and the all-new Verano.

•	Combined sales of Chevrolet's mini, small and compact cars surpassed 25,000 units and were up 18 percent.

•	Chevrolet Malibu sales have increased each month since November, and were up 8 percent year over year in both total and retail sales.

Highlights	Jan. Total Sales	Change vs. Jan. 2012	Jan. Retail Sales	Change vs. Jan. 2012
Chevrolet	137,304	10.9%	92,394	18.2%
GMC	30,816	23.4%	28,464	31.5%
Buick	13,463	31.9%	12,418	30.4%
Cadillac	13,116	47.0%	12,341	47.4%
Total GM	194,699	15.9%	145,617	23.7%

Inventory	Units @ Jan. 31, 2013	Days Supply (selling day adjusted)	Units @ Dec. 31, 2012	Days Supply (selling day adjusted)
All Vehicles	737,885	95	717,025	76
Full-size Pickups	234,342	117	221,649	80

Industry Sales	Jan. SAAR (est.)	Calendar Year (est.)
Light Vehicles	15.3 million range	15.0 - 15.5 million range

General Motors Co. (NYSE:GM, TSX: GMM) and its partners produce vehicles in 30 countries, and the company has leadership positions in the world's largest and fastest-growing automotive markets. GM's brands include Chevrolet and Cadillac, as well as Baojun, Buick, GMC, Holden, Jiefang, Opel, Vauxhall and Wuling. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety, security and information services, can be found at http://www.gm.com.

CONTACT:
Jim Cain
GM Communications
313-407-2843
james.cain@gm.com

Forward-Looking Statements
In this press release and in related comments by our management, our use of the words “expect,” “anticipate,” “possible,” “potential,” “target,” “believe,” “commit,” “intend,” “continue,” “may,” “would,” “could,” “should,” “project,” “projected,” “positioned” or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Among other items, such factors might include: our ability to realize production efficiencies and to achieve reductions in costs as a result of our restructuring initiatives and labor modifications; our ability to maintain quality control over our vehicles and avoid material vehicle recalls; our ability to maintain adequate liquidity and financing sources and an appropriate level of debt, including as required to fund our planned significant investment in new technology; the ability of our suppliers to timely deliver parts, components and systems; our ability to realize successful vehicle applications of new technology; and our ability to continue to attract new customers, particularly for our new products. GM's most recent annual report on Form 10-K and quarterly reports on Form 10-Q provides information about these and other factors, which we may revise or supplement in future reports to the SEC.

	January			(Calendar Year-to-Date) January - January
	2013	2012	%Change Volume	2013	2012	%Change Volume
Enclave	4,895	3,124	56.7	4,895	3,124	56.7
Encore	353	—	***.*	353	—	***.*
LaCrosse	3,548	4,013	(11.6)	3,548	4,013	(11.6)
Lucerne	2	421	(99.5)	2	421	(99.5)
Regal	1,005	1,855	(45.8)	1,005	1,855	(45.8)
Verano	3,660	795	360.4	3,660	795	360.4
Buick Total	13,463	10,208	31.9	13,463	10,208	31.9
ATS	2,781	—	***.*	2,781	—	***.*
CTS	2,505	3,019	(17.0)	2,505	3,019	(17.0)
DTS	3	89	(96.6)	3	89	(96.6)
Escalade	857	985	(13.0)	857	985	(13.0)
Escalade ESV	518	531	(2.4)	518	531	(2.4)
Escalade EXT	172	108	59.3	172	108	59.3
SRX	4,380	4,166	5.1	4,380	4,166	5.1
STS	—	26	***.*	—	26	***.*
XTS	1,900	—	***.*	1,900	—	***.*
Cadillac Total	13,116	8,924	47.0	13,116	8,924	47.0
Avalanche	1,939	1,617	19.9	1,939	1,617	19.9
Aveo	—	16	***.*	—	16	***.*
Camaro	4,925	5,709	(13.7)	4,925	5,709	(13.7)
Caprice	237	92	157.6	237	92	157.6
Captiva Sport	3,936	2,261	74.1	3,936	2,261	74.1
Cobalt	—	1	***.*	—	1	***.*
Colorado	822	2,872	(71.4)	822	2,872	(71.4)
Corvette	908	629	44.4	908	629	44.4
Cruze	14,524	15,049	(3.5)	14,524	15,049	(3.5)
Equinox	17,223	13,662	26.1	17,223	13,662	26.1
Express	3,962	4,532	(12.6)	3,962	4,532	(12.6)
HHR	1	4	(75.0)	1	4	(75.0)
Impala	14,153	16,009	(11.6)	14,153	16,009	(11.6)
Malibu	15,823	14,676	7.8	15,823	14,676	7.8
Silverado-C/K Pickup	35,445	26,850	32.0	35,445	26,850	32.0
Sonic	7,177	5,712	25.6	7,177	5,712	25.6
Spark	2,408	—	***.*	2,408	—	***.*
Suburban (Chevy)	2,292	2,935	(21.9)	2,292	2,935	(21.9)
Tahoe	3,619	3,995	(9.4)	3,619	3,995	(9.4)
Traverse	6,770	6,640	2.0	6,770	6,640	2.0
Volt	1,140	603	89.1	1,140	603	89.1
Chevrolet Total	137,304	123,864	10.9	137,304	123,864	10.9
Acadia	5,188	4,870	6.5	5,188	4,870	6.5
Canyon	302	1,059	(71.5)	302	1,059	(71.5)
Savana	1,044	838	24.6	1,044	838	24.6
Sierra	12,846	9,517	35.0	12,846	9,517	35.0
Terrain	8,550	5,649	51.4	8,550	5,649	51.4
Yukon	1,690	2,022	(16.4)	1,690	2,022	(16.4)
Yukon XL	1,196	1,011	18.3	1,196	1,011	18.3
GMC Total	30,816	24,966	23.4	30,816	24,966	23.4
GM Vehicle Total	194,699	167,962	15.9	194,699	167,962	15.9
* 25 selling days for the January period this year and 24 for last year.